                         SCHEDULE 14A INFORMATION
                 Proxy Statement Pursuant to Section 14(a)
                  of the Securities Exchange Act of 1934 (Amendment No.   )


Filed by Registrant [X]
Filed by a party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary proxy statement

[X] Definitive proxy statement

[ ] Definitive additional materials

[ ] Soliciting material pursuant to Section 240.14a-11(c) or
    Section 240.14a-12


                      TEXAS INSTRUMENTS INCORPORATED
              ----------------------------------------------
             (Name of Registrant as Specified in its Charter)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)   Title of each class of securities to which transaction applies:

     2)   Aggregate number of securities to which transaction applies:

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          pursuant to Exchange Act Rule 0-11:

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     Set forth the amount on which filing fee is calculated and state how it was determined.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     1)   Amount previously paid:

     2)   Form, schedule or registration statement no.:

     3)   Filing party:

     4)   Date filed:

    [Company Logo]          TEXAS INSTRUMENTS


                 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                              April 20, 1995


We are pleased to invite you to attend the 1995 Annual Meeting of Stockholders which will be held on Thursday, April 20, 1995 at the North Building Cafeteria on the Company's property, 13500 North Central Expressway, Dallas, Texas, at 10:00 a.m. (Dallas time). The meeting will be held for the following purposes:

     1.   To elect directors for the ensuing year; and

     2. To consider and act upon such other matters, including one stockholder proposal, as may properly come before the meeting.

Stockholders of record at the close of business on February 21, 1995 are entitled to notice of and to vote at the annual meeting.

Stockholders are urged to sign, date and return the enclosed proxy as promptly as possible. You may revoke your proxy at any time before the shares to which the proxy relates are voted at the meeting.


                                   By Order of the Board of Directors,

                                   RICHARD J. AGNICH

                                   Richard J. Agnich
                                   Senior Vice President,
                                   Secretary and General Counsel


Dallas, Texas
March 1, 1995

[Company Logo]             TEXAS INSTRUMENTS

    EXECUTIVE OFFICES: NORTH BUILDING, 13500 NORTH CENTRAL EXPRESSWAY,
                               DALLAS, TEXAS

     MAILING ADDRESS: POST OFFICE BOX 655474, DALLAS, TEXAS 75265-5474


                              PROXY STATEMENT

                               March 1, 1995

The board of directors of Texas Instruments Incorporated (the Company or TI) is requesting your proxy for the Annual Meeting of Stockholders (the Annual Meeting) on April 20, 1995. By executing and returning the enclosed proxy card, you authorize the persons named in the proxy to represent you and vote your shares in connection with the purposes set forth in the Notice of Annual Meeting.

If you attend the meeting, you may of course vote in person. But if you are not present, your shares can be voted only if you have returned a properly executed proxy. If a proxy in the accompanying form is duly executed and returned, the shares represented thereby will be voted as specified therein, and if no specification is made, the shares will be voted in accordance with the recommendations of the board of directors. You may revoke the proxy at any time before it is exercised.

                           ELECTION OF DIRECTORS

Directors are to be elected at the Annual Meeting to hold office until the next Annual Meeting and until their successors are elected and qualified. Unless authority to vote for directors is withheld in the proxy, the persons named in the proxy will vote for the election of the following nominees, who have been designated by the board of directors: JAMES R. ADAMS, DAVID L. BOREN, JAMES B. BUSEY IV, GERALD W. FRONTERHOUSE, JERRY R. JUNKINS, WILLIAM S. LEE, WILLIAM B. MITCHELL, GLORIA M. SHATTO, WILLIAM P. WEBER and CLAYTON
K. YEUTTER. David M. Roderick, a highly valued director since 1986, has attained the age of 70 since his last election and is therefore ineligible under the Company's by-laws to stand for reelection in 1995. Mr. Roderick currently serves as the Chair of the Board Organization and Nominating Committee and is a member of the Audit, Compensation and Finance Committees.

Nominees for Directorship

All of the nominees for directorship are now directors of the Company. While it is not anticipated that any of the nominees will be unable to serve, if any nominee is not a candidate for election as a director at the meeting, the proxy will be voted for the election of a substitute nominee proposed by the present board of directors or the number of directors will be reduced accordingly.

[Photo of J.R. Adams]            JAMES R. ADAMS  Director

                                 Chair, Audit Committee; member, Board
                                 Organization and Nominating and
                                 Stockholder Relations and Public Policy
                                 Committees.

                                 Group president, SBC Communications Inc.
                                 since 1992; president and chief executive officer of Southwestern Bell Telephone Company, 1988-92. Director, Telefonos de Mexico and San Antonio Medical Foundation.

[Photo of D. L. Boren]           DAVID L. BOREN  Director

                                 Member, Audit, Finance and Stockholder
                                 Relations and Public Policy Committees.

                                 President of the University of Oklahoma since November 1994. U.S. Senator, 1979-1994;
                                 Governor of Oklahoma, 1975-1979. Director,
                                 AMR Corporation and Phillips Petroleum
                                 Company; trustee, Yale University.

[Photo of J.B. Busey IV]         JAMES B. BUSEY IV  Director

                                 Member, Board Organization and Nominating,
                                 Finance, Stockholder Relations and Public
                                 Policy and Trust Review Committees.

                                 President and chief executive officer of Armed Forces Communications and Electronics Association since 1992. Deputy Secretary, Department of Transportation, 1991-1992; Administrator, Federal Aviation
                                 Administration, 1989-91; retired from U.S.
                                 Navy as Admiral in 1989.  Director,
                                 Association of Naval Aviation and
                                 S.T. Research Corporation.

[Photo of G.W. Fronterhouse]     GERALD W. FRONTERHOUSE  Director

                                 Chair, Trust Review Committee; member,
                                 Audit, Compensation and Finance
                                 Committees.

                                 Consultant.  Former chief executive
                                 officer (1985-88) of First RepublicBank
                                 Corporation.  Treasurer and director,
                                 Hoblitzelle Foundation; trustee,
                                 Southwestern Medical Foundation and
                                 Children's Medical Foundation.

[Photo of J.R. Junkins]          JERRY R. JUNKINS  Chairman of the Board,
                                                   President and Chief
                                                   Executive Officer

                                 Chair, Benefit Plans and Finance
                                 Committees; member, Board Organization and
                                 Nominating Committee.



                                 Chairman of the board since 1988;
                                 president and chief executive officer of the Company since 1985. Joined the Company in 1959; elected vice president in 1977 and executive vice president in 1982. Director, Caterpillar Inc., Minnesota Mining and Manufacturing Company and The Procter & Gamble Company; member, The Business Council, The Business Roundtable and National Academy of Engineering;
                                 trustee, Southern Methodist University.

[Photo: W.S. Lee]                WILLIAM S. LEE  Director

                                 Chair, Compensation Committee; member,
                                 Board Organization and Nominating
                                 Committee.

                                 Chairman emeritus of Duke Power Company;
                                 chairman of the board and chief executive officer of Duke Power Company from 1982, and president from 1989, until retirement in April 1994. Director, J.P. Morgan & Co. Incorporated, Morgan Guaranty Trust Company of New York, Knight-Ridder, Inc. and The Liberty Corporation; member, The Business Council and National Academy of Engineering;
                                trustee, The Conference Board, Inc.

[Photo: W.B. Mitchell]           WILLIAM B. MITCHELL  Vice Chairman

                                 Member, Benefit Plans and Finance
                                 Committees.

                                 Vice chairman of the Company since
                                 1993. Joined the Company in 1961;
                                 elected vice president in 1984 and
                                 executive vice president in 1987.
                                 Vice chairman, American Electronics
                                 Association.

[Photo: G.M. Shatto]             GLORIA M. SHATTO    Director

                                 Chair, Stockholder Relations and Public
                                 Policy Committee; member, Compensation
                                 Committee.

                                 President of Berry College since 1980.
                                 Director, Becton Dickinson and Company,
                                 Georgia Power Company, K mart Corporation and The Southern Company.

[Photo: W.P. Weber]              WILLIAM P. WEBER  Vice Chairman

                                 Member, Benefit Plans and Finance
                                 Committees.

                                 Vice chairman of the Company since
                                 1993.  Joined the Company in
                                 1962; elected vice president in 1979 and executive vice president in 1984.
                                 Vice chairman, Semiconductor
                                 Industry Association.

[Photo of C.K. Yeutter]          CLAYTON K. YEUTTER  Director

                                 Member, Audit, Finance, Stockholder
                                 Relations and Public Policy and Trust
                                 Review Committees.

                                 Of counsel, Hogan & Hartson. Counsellor to
                                 President Bush for domestic policy during 1992; chairman, Republican National Committee, 1991-92; Secretary,
                                 Department of Agriculture, 1989-91; U.S.
                                 Trade Representative, 1985-89.  Director,
                                 B.A.T. Industries P.L.C., Caterpillar
                                 Inc., ConAgra, Inc., FMC Corporation,
                                 Lindsay Manufacturing Co., Oppenheimer Funds and The Vigoro Corporation.



The ages and holdings of common stock of the nominees and the year in which each became a director are as follows:

                                                          Common Stock
                                        Director           Ownership at
        Nominee               Age        Since          December 31, 1994<F1> *
- - - ----------------------        ---       --------       ----------------------
James R. Adams                 55        1989                 500
David L. Boren                 53        1995                 100
James B. Busey IV              62        1992                 702
Gerald W. Fronterhouse         58        1986               1,505
Jerry R. Junkins               57        1984             446,608
William S. Lee                 65        1990               2,000
William B. Mitchell            59        1990              67,397
Gloria M. Shatto               63        1992                 500
William P. Weber               54        1984             172,976
Clayton K. Yeutter             64        1992                 600
- - - -------------------

<F1>*Includes shares subject to acquisition within 60 days by Messrs. Junkins,
Mitchell and Weber for 395,000, 49,750 and 163,000 shares, respectively, and shares credited to profit sharing stock accounts for Messrs. Junkins, Mitchell and Weber in the amounts of 4,953, 2,551 and 2,750, respectively. Mr. Boren's holdings are as of February 17, 1995. Mr. Roderick, currently serving as a director but, as noted above, not a nominee for reelection in 1995, owned 300 shares at December 31, 1994. Each nominee and director owns less than 1% of the Company's common stock.

Board and Committee Meetings

During 1994, the board held ten meetings. In addition, the following committees of the board held the number of meetings indicated: Audit, six; Benefit Plans, four; Board Organization and Nominating, seven; Compensation, five; Finance, five; Stockholder Relations and Public Policy, four; and Trust Review, four. Overall attendance at board and committee meetings was approximately 96%.

Committees of the Board

The Audit Committee has the responsibility to make recommendations to the board with respect to the appointment of the independent public accountants and other matters. This committee also has the responsibility to approve certain non-audit services of the independent public accountants; to review the scope of the annual audit, proposed changes in major accounting policies, reports of compliance of management and operating personnel with the Company's code of ethics and other matters; and to report to the board concerning the adequacy of the Company's system of internal accounting controls, other factors affecting the integrity of published financial reports and other matters.

The Benefit Plans Committee has the responsibility to institute, revise or terminate incentive plans of the Company other than plans approved by stockholders, and institute, revise or terminate pension, profit sharing and other benefit plans, other than any incentive or benefit plan or amendment thereto that would benefit only officers of the Company or disproportionately benefit officers more than other employees. This committee also has the responsibility to report to the board concerning general levels of increases in compensation for employees, compensation and benefits philosophies and programs of the Company and other matters.



The Board Organization and Nominating Committee has the responsibility to make recommendations to the board with respect to nominees to be designated by the board for election as directors, the structure, size and composition of the board, compensation of board members, the organization and responsibilities of board committees and other matters. This committee also has the responsibility to report to the board concerning the general responsibilities and functions of the board, a desirable balance of expertise among board members, overall Company organizational health, with particular reference to succession plans for top management positions within TI, and other matters.

Any stockholder who wishes to recommend a prospective nominee for the board of directors for the committee's consideration may write Richard J. Agnich, Secretary, Board Organization and Nominating Committee, c/o Texas Instruments Incorporated, Post Office Box 655474, MS 407, Dallas, Texas 75265-5474.

The Compensation Committee has the responsibility to make changes in officers' compensation and to take actions that are required to be taken by the committee under the Company's incentive plans, stock option plans, stock option purchase plans and other employee benefit plans. This committee also has the responsibility to make recommendations to the board with respect to revisions in and actions under such plans that are required to be approved by the board, the institution of plans that benefit only officers of the Company or disproportionately benefit officers of the Company more than other employees, the institution of plans permitting the issuance of stock of the Company and other matters.

The Finance Committee has the responsibility to make recommendations to the board with respect to the annual capital authorization funding level, issuance of equity and long-term debt and other matters. This committee also has the responsibility to approve the annual financing plan and other matters; and to report to the board concerning developments in financial markets and other matters.

The Stockholder Relations and Public Policy Committee has the responsibility to make recommendations to the board with respect to matters bearing on the relationship between management and stockholders, public issues and other matters. This committee also has the responsibility to report to the board concerning the contribution policies of the Company and of the TI Foundation, revisions in TI's code of ethics and other matters.

The Trust Review Committee has the responsibility to make recommendations to the board with respect to the selection of trustees of benefit plan trust funds, assignment of funds to trustees and establishment and amendment of funding policies and methods of benefit plans and other matters. This committee also has the responsibility to select investment managers and assign funds to investment managers of benefit plan trust funds; to approve the compensation of trustees and investment managers and other matters; and to report to the board concerning the performance and adequacy of trustees and investment managers.

Directors Compensation

Directors who are not employees are annually paid a retainer of $40,000, a fee of $7,500 for each committee on which they serve, $2,500 for service as a committee chair, $2,500 for attendance at the Company's strategic planning conference, and $2,500 for attendance at the Company's annual planning conference. Compensation for other designated activities, such as visits to TI facilities and attendance at certain company events, is provided at the rate of $1,000 per day. In 1994, the Company made payments (an aggregate of $11,942)relating to premiums for life, medical, dental, travel and accident insurance policies covering directors. Subject to certain limitations, directors may elect that all or part of their fees be deferred until retirement from the board or other specified times. Deferred fees earn interest from the Company at a rate (currently based on published interest rates on certain corporate bonds) determined from time to time by the board.

The Company maintains a directors retirement plan under which directors who have not at any time been entitled to receive benefits under a pension plan maintained by the Company will, upon retirement from the board, death, or disability, after at least five years of service as a director, be entitled to receive benefits. The benefits will be payable for life, or if greater, the number of years served as a director, and will be in an annual amount equal to 75% of the annual retainer payable to directors for the year in which the director retires, dies, or becomes disabled. Individuals who were directors on February 18, 1994 will receive a reduced benefit equal to 60% of the annual retainer payable to directors for the year in which they retire unless they elected to forego life, medical, dental and accident insurance provided by the Company. Directors may elect to receive the retirement benefit in the form of a lump sum payment in lieu of periodic payments.

Each director who has completed five years of service as a member of the board of directors, and whose board membership terminates as a result of ineligibility for reelection after the attainment of a specified age or, in the case of non-employee directors, as a result of death or disability, will be eligible to participate in a Director Award Program. The program was established to promote the Company's interest in supporting educational institutions. The Company may contribute a total of $500,000 with respect to each eligible director to up to three eligible educational institutions (or other charitable institutions approved by the Board Organization and Nominating Committee) recommended by the director and approved by the Company. The contributions will be made in five annual installments of $100,000 each, commencing as soon as practicable following the director's death. Directors derive no financial benefit from the program and all charitable deductions will accrue solely to the Company.

                          EXECUTIVE COMPENSATION

Compensation Overview

The Company is committed to building shareholder value through improved performance and growth. To achieve this objective, TI seeks to create an environment in which employees recognize that they are valued as individuals and treated with respect, dignity and fairness.

The Company uses a merit-based system of compensation to encourage individual employees to achieve their productive and creative potential, and to link individual financial goals to Company performance. The Company regularly compares its compensation system with those of competitors and refines its system as necessary to encourage a motivated and productive work force.

The following tables provide information regarding the compensation of the Company's chief executive officer and each of the four other most highly compensated executive officers.

Summary Compensation Table

The following table sets forth information with respect to the compensation of the Company's chief executive officer and each of the four other most highly compensated executive officers for services in all capacities to the Company in 1992, 1993 and 1994, except as otherwise indicated.

                             Annual Compensation                        Long-Term Compensation
                        -------------------------------         ---------------------------------------
                                                                Awards             Payouts
                                                            -------------------   --------------
                                                 Other       Restricted  Stock
   Name and                                      Annual        Stock     Options     Long-Term    All Other
   Principal                                   Compensation    Awards    (in      Incentive Plan  Compensa-
   Position          Year   Salary     Bonus      <F1>(1)     <F2>(2)   shares)      Payouts     tion<F3>(3)
- - - ---------------      ----  --------  --------  -----------  ----------  -------   --------------  -----------
J.R. Junkins         1994  $700,200 $1,227,600     --          $141,250  55,000         0          $276,714
Chairman,            1993  $691,850 $  740,000     --              0     50,000         0          $ 71,032
President            1992  $600,000 $  300,000     --          $262,500  50,000         0          $ 12,678
& CEO

W.B. Mitchell        1994  $359,100 $  500,000     --              0     25,000         0          $103,157
Vice                 1993  $348,100 $  320,000     --              0     22,000         0          $ 37,248
Chairman             1992  $333,500 $  150,000     --          $102,900  25,000         0          $  8,890

W.P. Weber           1994  $395,000 $  600,000     --              0     25,000         0          $110,899
Vice                 1993  $382,800 $  400,000     --              0     22,000         0          $ 36,522
Chairman             1992  $367,600 $  150,000     --          $102,900  25,000         0          $  6,955

T.J. Engibous<F4>(4) 1994  $306,000 $  600,000      --             0     21,000         0          $ 59,565
Executive            1993  $238,000 $  275,000      --             0     12,000         0          $ 20,159
Vice President
<F4>(4)

W.F. Hayes           1994  $331,350 $  500,000      --             0      23,000        0          $ 83,353
Executive            1993  $277,700 $  300,000      --             0      15,000        0          $ 25,752
Vice President       1992  $248,200 $  130,000      --         $ 87,500   15,000        0          $  5,207
- - - ------------------

<F1>(1) The dollar value of perquisites and other personal benefits for each of the named executive officers was less than the established reporting thresholds.

<F2>(2)(a)  For purposes of the table, stock awarded under the Company's former
Incentive Compensation Plan and restricted stock units awarded under the Company's Long-Term Incentive Plan are valued at market on the date of award.

       (b)  The vesting schedule for the stock awarded in 1992 under the Company's former Incentive Compensation Plan is as follows: Mr. Junkins, 7,500 shares, payable first quarter 1993 (3,750 shares) and first quarter 1994 (3,750 shares); Mr.
Mitchell, 2,940 shares, payable first quarter 1993 (1,500 shares) and first quarter
1994 (1,440 shares); Mr. Weber, 2,940 shares, payable first quarter 1993 (1,500 shares) and first quarter 1994 (1,440 shares); and Mr. Hayes, 2,500 shares, payable first quarter 1993 (1,500 shares) and first quarter 1994 (1,000 shares).

       (c)  The vesting schedule for the stock awarded to Mr. Junkins in  1994 under the Company's Long-Term Incentive Plan is 2,000 shares, payable first quarter 1995
(1,000 shares) and first quarter 1996 (1,000 shares).  At December 31, 1994, the value of these 2,000 unvested shares was $149,750.

       (d)  Dividend equivalent payments are paid on stock incentive awards and restricted stock units at the same rate as dividends on the Company's common stock.

<F3>(3)During 1994, the Company made payments relating to premiums with respect to split-dollar life insurance policies in the following amounts: Mr. Junkins, $114,027; Mr. Mitchell, $27,055; Mr. Weber, $27,354; Mr. Engibous, $7,316; and Mr.
Hayes, $18,972. Also, the Company made payments relating to premiums with respect to life, travel and accident insurance policies in the following amounts: Mr. Junkins, $12,987; Mr. Mitchell, $6,165; Mr. Weber, $3,808; Mr. Engibous, $120; and Mr. Hayes, $1,388.

During 1994, the Company made matching contributions to the cash or deferred compensation account (401(k)) under the U.S. profit sharing plan in the following amounts: Mr. Junkins, $3,000; Mr. Mitchell, $3,000; Mr. Weber, $3,000; Mr. Engibous,
$3,000; and Mr. Hayes, $3,000.

For 1994, the profit sharing contributions (plus the ERISA reductions for which the
Company will provide an offsetting supplemental benefit) were as follows:  Mr.
Junkins, $146,700; Mr. Mitchell, $66,937; Mr. Weber, $76,737; Mr. Engibous, $49,129;
and Mr. Hayes, $59,993.

<F4>(4)   Mr. Engibous became an executive officer of the Company in 1993.

Table of Option Grants in 1994

The following table sets forth details regarding stock options granted to the named executive officers in 1994. In addition, there are shown the hypothetical gains or "option spreads" that would exist for the respective options. These gains are based on assumed rates of annual compound stock appreciation of 5% and 10% from the date the options were granted over the full option term.

                                                               Potential Realizable Value at
                                                            Assumed Annual Rates of Stock Price
                                                          Appreciation for Option Term (10 Years)
                                                         ------------------------------------------
                                                                  5%                     10%
                                                         --------------------    -------------------

               Options  % Of Total
               Granted   Options                          Stock                  Stock
                 (in    Granted to  Exercise   Expir-     Price(per              Price (per
               shares)  Employees  Price(per   ation      share)                 share)
 Name          <F1>(1)    in 1994    share)     Date      <F2> (2)    Gain       <F2>(2)          Gain
- - - --------     ----------  ---------  --------  --------  ----------    -------  ------------     --------


J.R. Junkins    55,000     6.4     $70.63    1/27/04     $115.04     $2,442,588    $183.18      $6,190,418

W.B. Mitchell   25,000     2.9     $70.63    1/27/04     $115.04     $1,110,267    $183.18      $2,813,827

W.P. Weber      25,000     2.9     $70.63    1/27/04     $115.04     $1,110,267    $183.18      $2,813,827

T.J. Engibous   21,000     2.4     $70.63    1/27/04     $115.04     $  932,624    $183.18      $2,363,614

W.F. Hayes      23,000     2.7     $70.63    1/27/04     $115.04     $1,021,446    $183.18      $2,588,720

All stockholders                                         $115.04 $4,122,583,617(3) $183.18 $10,448,148,391<F3>(3)

Employees                                                $115.04   $342,763,117(4) $183.18    $868,688,241<F4>(4)
through TI profit sharing plans
- - - -------------------

[FN]
<F1>(1) These nonqualified options may become exercisable on a graduated basis beginning after one year if specified earnings per share levels are attained. These options are fully exercisable during the ninth and tenth year without regard to earnings per share and also may become fully exercisable in the event of a change in control (as defined in the options) of the Company.

Currently, the exercise price may be paid by delivery of already-owned shares and tax withholding obligations related to exercise may be paid in shares, subject to certain conditions.

<F2>(2) The price of TI common stock at the end of the 10-year term of the stock options granted at a 5% annual appreciation would be $115.04 and at a 10% annual appreciation would be $183.18.

<F3>(3) The gain is based on the fair market value ($70.625 per share) and number of all the outstanding shares of common stock on January 27, 1994, the grant date of the options.

<F4>(4) The data presented for all employees represents the gain employees would realize through the appreciation of the stock price of TI stock held in TI profit sharing plans from the date of grant of the stock options listed above, assuming 5% and 10% annual appreciation over the 10-year option term.

Table of Option Exercises in 1994 and Year-End Option Values

The following table sets forth information with respect to the named executive officers concerning the exercise of options during 1994, and unexercised options held as of December 31, 1994.



                                                                                  Value of
                                                  Number of                     Unexercised
                                                 Unexercised                   In-the-Money
                                                 Options at                     Options at
            Shares                           December 31, 1994<F3>(3)  December 31, 1994<F2>(2)<F3>(3)
         Acquired on       Value           ------------------------    -----------------------------
Name     Exercise<F1>(1) Realized<F2>(2)   Exercisable Unexercisable     Exercisable Unexercisable
- - - ----     --------------   --------------   ----------- -------------     ----------- -------------
J.R. Junkins   43,690        $1,948,908        315,000     120,000      $11,525,025   $2,320,300

W.B. Mitchell  81,488        $3,387,240         11,000      56,750      $   221,375   $1,150,891

W.P. Weber     21,000        $  920,850        124,250      56,750      $ 4,298,094   $1,150,891

T.J. Engibous  23,675        $1,002,684          6,000      32,625      $   120,750   $  433,286

W.F. Hayes      7,800        $  299,544         63,824      40,000      $ 2,120,517   $  624,483

- - - ---------------------<

<F1>(1) These shares were acquired upon the exercise of options granted in 1985 in the case of Mr. Junkins; from 1985 through 1992 in the case of Mr. Mitchell; in 1985 in the case of Mr. Weber; from 1985 through 1992 in the case of Mr. Engibous; and in
1985 and 1986 in the case of Mr. Hayes.

<F2>(2) Market value of underlying securities at exercise date or year-end, as the case may be, minus the exercise price.

<F3>(3) Exercisable options or portions thereof relate to options granted during
1985-1993; unexercisable options or portions thereof relate to options granted during 1990-1994.

Pension Plan Table

The following table sets forth the approximate annual benefits relating to the U.S. pension plan that would be payable as of December 31, 1994 under various assumptions as to average credited earnings (as defined in the plan) and years of credited service (as defined in the plan) to employees in higher salary classifications who are 65 years of age as of such date. Benefits are based on eligible earnings. Eligible earnings include (a) salary as shown in the summary compensation table; (b) bonus as shown in the summary compensation table; and
(c) the value, at the time of payment, of stock awarded under the Company's former Incentive Compensation Plan and Long-Term Incentive Plan (see "Restricted Stock Awards" column, and related footnote, in the summary compensation table). Other elements of compensation shown in the summary compensation table or referred to in the footnotes to that table are not included in eligible earnings.


                            Estimated Annual Benefits Under Pension Plan for
                                      Specified Years of Credited
                              Service<F2>(2)<F3>(3)
           -----------------------------------------------------------------------

Average
Credited
Earnings
<F1>(1)        15 Years    20 Years    25 Years    30 Years   35 Years    40 Years    45 Years
- - - -----------     --------    --------    --------    --------    --------   --------   --------
$  300,000     $64,765     $86,353     $107,942    $129,530   $151,118    $173,618    $196,118
$  400,000      87,265     116,353      145,442     174,530    203,618     233,618     263,618
$  500,000     109,765     146,353      182,942     219,530    256,118     293,618     331,118
$  600,000     132,265     176,353      220,442     264,530    308,618     353,618     398,618
$  700,000     154,765     206,353      257,942     309,530    361,118     413,618     466,118
$  800,000     177,265     236,353      295,442     354,530    413,618     473,618     533,618
$  900,000     199,765     266,353      332,942     399,530    466,118     533,618     601,118
$1,000,000     222,265     296,353      370,442     444,530    518,618     593,618     668,618
$1,100,000     244,765     326,353      407,942     489,530    571,118     653,618     736,118
- - - --------------------

<F1>(1) Calculated by dividing (a) the average annual eligible earnings during the five consecutive years of highest earnings prior to 1994 multiplied by the total years of credited service prior to 1994, plus 1994 eligible earnings, by (b) the total years of credited service.

At December 31, 1994, the named executive officers were credited with the following years of credited service and had the following average credited earnings, respectively, under the U.S. pension plan: Mr. Junkins, 36 years, $891,922; Mr.
Mitchell, 33 years, $461,520; Mr. Weber, 33 years, $501,118; Mr. Engibous, 17 years,
$267,178; and Mr. Hayes, 27 years,  $340,928.

<F2>(2) If the amount otherwise payable under the pension plan should be restricted by the applicable provisions of the ERISA, the amount in excess of the Act's restrictions will be paid by the Company.

<F3>(3) The benefits under the plan are computed as single life annuity at age 65.
The amounts shown in the table reflect the offset provided in the pension plan under the pension formula adopted July 1, 1989 to comply with social security integration requirements. The integration offset is $2,735 for 15 years of credited service,
$3,647 for 20 years of credited service,  $4,559 for 25 years of credited service,
$5,470 for 30 years of credited  service, $6,382 for 35 years of credited service,
$6,382 for 40 years of credited service and $6,382 for 45 years of credited service.

Early Retirement Agreements

The Company has a policy providing for optional early retirement agreements for the chairman of the board, the president and such other personnel as the board of directors may designate, upon attainment of age 58 and such minimum lengths of service as the board may specify. Participants enter into early retirement agreements with the Company which among other things prohibit competition with the Company until the attaintment of age 69. Payments under the agreements are based on the difference between the retirement benefits the individual is to receive from the Company's U.S. pension plan and the retirement benefits the individual would have received from the pension plan had the individual remained in employment with the Company until the attainment of age 65 at a rate of compensation equal to the average annual eligible earnings (as defined in the pension plan) received during the three years immediately preceding early retirement. The individual may elect payment under the early retirement agreement in the form of monthly payments for life, monthly payments to the individual or the individual's estate or survivors until the date of the individual's 69th birthday, or a 50% joint and survivor's payment.

                COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the board of directors has furnished the following report on executive compensation paid or awarded to executive officers for 1994:

The executive compensation program is administered by the Compensation Committee of the board of directors (the Committee), which is composed of the individuals listed below, all of whom are independent directors of the corporation. The program consists of base salaries, annual incentive awards and long-term compensation. At higher management levels, the mix of compensation is weighted more to the performance-based components--annual incentive and long-term compensation.

In determining the compensation of the executive officers, the Committee considered guidelines developed for each component of compensation. As indicated below, the guidelines took account of compensation practices of competitor companies (as reported in various surveys administered by national compensation consulting firms) and the relative performance of TI and competitor companies. The competitor companies are primarily major high-technology competitors in one or more of the markets - semiconductor, defense
and information technology - in which the Company operates.   While many of
these companies are included in the S&P High-Technology Composite Index appearing in the graph regarding total shareholder return on page 17, these companies are not the same as the companies comprising that index. Each guideline was set including the best available data from as many competitor companies as practicable. The Committee also considered the performance of the executive officers toward the Company's prior year and long-term strategic objectives; in this connection, the CEO made recommendations regarding the components of each executive's compensation package except his own.

In its considerations, the Committee did not assign quantitative relative weights to different factors or follow mathematical formulae. Rather, the Committee exercised its discretion and made a judgment after considering the factors it deemed relevant. The Committee's decisions regarding 1994 executive compensation were designed to:
(1) align the interests of executives with the interests of the stockholders by providing performance-based awards; and (2) allow the Company to compete for and retain executives critical to the Company's success by providing an opportunity for compensation that is comparable to the levels offered by other companies in our markets.

Section 162(m) of the Internal Revenue Code denies a deduction to any publicly held corporation for compensation paid to a "covered employee" in a taxable year to the extent that the employee's compensation exceeds $1 million. In December 1993, the Internal Revenue Service published proposed regulations governing the $1 million deductibility cap. Pursuant to those proposed regulations, the Company's "covered employees" will be those who, at the end of the year, are the chief executive officer and the four other highest compensated officers of the Company as determined under the rules of the Securities and Exchange Commission governing executive compensation disclosure.

The Committee intends to optimize the deductibility of compensation paid to the executive officers within the current structure of the Company's executive compensation program. Under the transitional rules set forth in the proposed regulations, all compensation attributable to stock options granted under the Company's Long-Term Incentive Plan prior to the Company's 1997 Annual Meeting is expected to qualify for deductibility under Section 162(m). Also, the Committee expects that the annual incentive awards granted to date to the Company's executive officers will, together with their 1995 salaries and any other compensation paid to them in 1995, qualify for deductibility.

Annual Compensation

Annual compensation (base salary and annual incentive) guidelines were established such that TI executives will receive a level of annual compensation at, above or below the median annual compensation paid by competitor companies depending upon whether TI's actual ROA is at, above or below its internally established performance threshold, as described below.

Base Salary. Base salary guidelines were established at the median level of salaries for similarly situated executives of competitor companies, or of organizations within competitor companies, of similar size (in terms of total revenue). The Committee, in its discretion, determined officer salaries in January 1994 at what it considered to be appropriate levels after reviewing performance toward prior year objectives (such as improving cycle times and attaining a target goal of revenue per person) and long-term strategic objectives (such as achievement of profitable growth in the semiconductor business with a focus on increasing the mix of differentiated products toward higher value-added solutions, or achievement of a target sustained after-tax return on total assets for a specific Company unit or, in the case of the CEO, the Company itself).

In determining the CEO's base salary, the Committee noted the continued improvement in the financial performance of the Company. After consulting with the CEO, however, the Committee made no adjustment to the CEO's base salary for 1994, preferring instead to encourage continued improvement in the Company's financial performance by increasing the CEO's long-term compensation. Mr. Junkins' salary, therefore, remained below the median of CEOs of competitor companies.

Annual Incentive. The Committee granted the CEO an annual incentive award in March 1994. The award provided for variable payouts depending upon the Company's ROA performance in 1994, and further provided that the Committee may, in its discretion, reduce the amount payable under the award based on the Committee's judgment of circumstances at the time. Incentive awards for the other executive officers and the amount of the March award to be paid to the CEO were determined in January 1995. As the performance component of annual compensation, the annual incentive award varies significantly based on the Company's profitability and the individual's contribution toward the Company's performance. The performance threshold established for purposes of determining annual incentive awards is stated in terms of after-tax return on total assets (ROA). The ROA performance threshold was established for 1994 taking into account (a) the ROA performance, in recent years, of competitor companies, and (b) the ROA the Company believes would be likely to increase shareholder value over the long term.

In granting the CEO's incentive award in March 1994, the Committee considered the incentive compensation paid to CEOs of competitor companies and the Company's ROA forecast relative to the ROA performance of competitor companies. The award was designed to pay the CEO at, above or below the median incentive paid to CEOs of competitor companies depending upon whether TI's ROA for 1994 is at, above or below the Company's internal ROA threshold.

Under the terms of the award, the Company's ROA performance for 1994 produced a payment of $1,227,600. The Committee determined that no development since the grant of the award justified a reduction in the payment. Mr. Junkins' annual compensation (base salary plus incentive award) for 1994 exceeded the median for competitor companies.

Taking into account each executive's contributions toward prior year objectives and the degree to which TI's ROA performance exceeded the ROA performance threshold, the Committee granted annual incentive awards to TI's other executive officers such that the level of the officers' annual compensation (base salary plus incentive award) for 1994 exceeded the median of competitors' annual compensation.

Long-Term Compensation

The Committee determined long-term compensation in January 1994. Stock options constitute TI's primary long-term incentive vehicle. Stock options granted in 1994 were granted at 100% of fair market value on the date of grant, have a 10-year term and do not become exercisable until after eight years, although exercisability may be accelerated to the extent that earnings per share goals are achieved (or in the event of a change in control of the Company). Any value received by the executive from an option grant depends completely upon increases in the price of TI common stock.

Guidelines for awards granted under TI's long-term incentive program were set with the intention of providing TI executives an opportunity for financial gain equivalent to the median opportunity provided by competitor companies through all their long-term compensation programs. For this purpose, the future rate of appreciation of the shares underlying stock-based awards is assumed to be the same for all companies. Although not considered in establishing guidelines for stock option grants, the size of prior grants was considered in administering the guidelines.

The Committee reviewed the guidelines. Taking into account each executive's contribution toward prior year objectives and expected contribution toward meeting the Company's long-term strategic objectives, the Committee determined to follow the guidelines for all but the CEO.

In determining the CEO's long-term compensation, the Committee reviewed progress made toward the Company's long-term objectives: actions were taken to improve the stability of TI's operations; the target differentiated product mix was reached in the semiconductor business; the Company's ROA performance was maintained; profit margins were being maintained in defense electronics while continuing to size that business to a smaller market; and R&D investments were being increased in areas that could provide significant new business opportunities for the Company. The Committee determined that the grant of the option to purchase 55,000 shares at a price per share of $70.63 (the market value of TI's common stock on the date of grant) would, in its judgment, provide the CEO with a competitive financial opportunity equivalent to the median. Until the year 2002, the exercisability of the option depends primarily on the achievement of specific earnings per share goals. As referenced in the discussion of the CEO's annual compensation, the Committee also determined to grant the CEO 2,000 restricted stock units
(payable in equal installments in the first quarter of 1995 and the first quarter of 1996), with the result that the CEO's total long-term compensation slightly exceeded the median long-term compensation provided by competitor companies, and the CEO's total compensation (annual plus long-term) exceeded the median total compensation.

            William S. Lee, Chair                   David M. Roderick
            Gerald  W. Fronterhouse                 Gloria M. Shatto



                       COMPARISON OF TOTAL SHAREHOLDER RETURN

The following graph sets forth TI's total shareholder return as compared to the S&P 500 Index and the S&P High-Technology Composite Index over a five-year period, beginning December 31, 1989, and ending December 31, 1994. The total shareholder return assumes $100 invested at the beginning of the period in TI Common Stock, the S&P 500, and the S&P High-Technology Composite Index. It also assumes reinvestment of all dividends.

       [A Performance graph showing five year cumulative total return among the Company, the S&P 500 Index and the S&P High-tech Composite Index appears here. The coordinates used in the graph appear below.]

                         Dec-89    Dec-90    Dec-91    Dec-92    Dec-93   Dec-94
Texas Instruments        $100      $108      $ 90      $138      $190     $227

S&P 500                  $100      $ 97      $126      $136      $150     $152

S&P High Tech            $100      $102      $117      $121      $149     $174
Composite Index

*Assumes that the value of the investment in TI Common Stock and each index was $100 on December 31, 1989, and that all dividends were reinvested.

**Year ending December 31.

PROPOSALS OF STOCKHOLDERS

The deadline for receipt of stockholder proposals for inclusion in the Company's 1996 proxy material is October 31, 1995.

Suggestions from stockholders concerning the Company's business are welcome and all will be carefully considered by the Company's management. To assure appropriate board review of such suggestions, the Stockholder Relations and Public Policy Committee of the board of directors periodically reviews correspondence from stockholders and management's responses. Through this activity, stockholders are provided access at the board level without having to resort to formal stockholder proposals. As a general matter, the board would prefer that stockholders present their views through the mechanism provided by its Stockholder Relations and Public Policy Committee rather than through the process of formal stockholder proposals.

Management has been advised that a stockholder intends to present the following proposal at the 1995 annual meeting. The name and address of the stockholder will be furnished upon request made to the Company. The board of directors opposes the proposal for the reasons stated after the proposal.

Stockholder Proposal

     Whereas, the Company's Board of Directors has authority under the Company's charter to issue one or more classes of so-called "blank check" preferred stock, having such voting and other rights as the Board, in its sole discretion, may determine;
     Whereas, the Board may be able to deter unsolicited acquisition offers by placing blank check preferred in friendly hands without seeking shareholder approval;
     Whereas, Delaware's anti-takeover statute enhances the Board's ability to deter unsolicited takeover bids by placing a block of blank check preferred in friendly hands;
     Whereas, such use of blank check preferred by the Board could deprive shareholders of the opportunity to consider valuable offers for their stock;

     Resolved that the shareholders request that the Board:
     Adopt a policy of seeking shareholder approval prior to placing preferred stock with any person or group except for the purpose of raising capital in the ordinary course of business or making acquisitions and without a view to effecting a change in voting power.

     SUPPORTING STATEMENT

I. The Board can limit shifts in control of the Company by placing a block of preferred stock in friendly hands without shareholder approval. Blank check preferred can be issued by the Board for capital raising, acquisitions or as an anti-takeover device, without shareholder approval. The Board can use blank check preferred as an anti-takeover device to deter unsolicited tender offers favorable to shareholders. For example, the Board could issue blank check preferred to dilute the stock ownership of, or create voting impediments for, an unsolicited acquiror. Since such uses of blank check preferred could potentially diminish the value of the shareholders' investment and decrease the market price of the Company's shares, shareholder approval should be obtained before the Board uses blank check preferred as an anti-takeover device.
II. Delaware's anti-takeover statute enhances the Board's ability to deter takeovers by undertaking blocking transactions. Delaware's anti-takeover statute enhances the Board's ability to deter a takeover by placing blank check preferred in friendly hands. The statute provides generally that unless an unsolicited acquiror obtains 85 percent of the Company's voting stock in the transaction by which it obtains 15 percent, it is barred for three years from consummating a business combination with the Company. The Board can thus effectively deter unsolicited bids by placing a significant block of blank check preferred in friendly hands, making it much harder (if not impossible) for an unsolicited bidder to attain the 85 percent ownership it needs to be exempted from the Delaware statute.
III. Blank check preferred should not be used by the Board to disadvantage shareholders without their consent. The Board's discretionary authority to issue blank check preferred should only be exercised for corporate purposes demonstrably in the best interests of shareholders. Good corporate governance requires that holders of a majority of voting stock approve the use of blank check preferred as a deterrent to unsolicited tender offers--a use that is not necessarily in the best interests of shareholders.

The Board of Directors recommends a vote AGAINST the above stockholder proposal for the following reasons:

In 1985, holders of over 67% of the Company's common stock authorized the board to fix certain terms of 10 million shares of preferred stock. As noted in the 1985 proxy statement, the board sought this authorization to enhance flexibility in connection with financings, corporate mergers, acquisitions of property, use in employee benefit plans, or other corporate purposes.
Since 1985, relying on the flexibility entrusted to the board, the Company has issued (and subsequently redeemed) over $800 million of preferred stock, including auction-rate preferred stock and PERCS(TM).

Now, one stockholder has proposed a resolution to limit the flexibility entrusted to the board. The apparent purpose of the resolution is to require stockholder approval before the board uses preferred stock as an anti-takeover device. The terms of the resolution, however, would take away all flexibility of the board except in two cases: (a) raising capital in the ordinary course of business; and (b) making acquisitions. Moreover, even in these two cases, the board's flexibility would be retained only if there is "no view to effecting a change in voting power."

If the proposed policy had been in place since 1985, the Company may have been required to forego market opportunities in order to seek advance stockholder approval of the preferred stock issuances completed by the Company.
For example, the Company, underwriters and legal counsel may have been unable to conclude that the PERCS issuance was "in the ordinary course of business" (since the security was novel and its issuance was not part of a pattern of raising capital) and "without a view to effecting a change in voting power" (since the PERCS would ultimately convert into up to 11 million shares of common stock). It is not possible to foresee the extent of difficulties the proposed policy could entail in the future.

The board is confident that stockholders understand that any issuance of preferred stock will have to comply with the board's fiduciary duty to act in the best interests of the Company and its stockholders.

Consequently, the board considers the stockholder proposal to be inappropriate.

                               ADDITIONAL INFORMATION

Voting Securities

As of February 21, 1995, there were outstanding 92,821,841 shares of the Company's common stock, which is the only class of capital stock entitled to vote at the meeting. Each holder of common stock is entitled to one vote for each share held. As stated in the Notice of Meeting, holders of record of the common stock at the close of business on February 21, 1995 will be entitled to vote at the meeting or any adjournment thereof.

The following table sets forth certain information concerning (a) the only persons that have reported beneficial ownership of more than 5% of the common stock of the Company, and (b) the ownership of the Company's common stock by the named executive officers, and all executive officers and directors as a group.

                                            Shares Owned At     Percent of
       Name and Address                    December 31, 1994     Class
- - - ------------------------------             -----------------    ----------
FMR Corp.                                    5,801,217 <F1> (1)   6.3%
 82 Devonshire Street
 Boston, MA 02109

The Capital Group Companies, Inc.
 333 South Hope Street
  Los Angeles, CA  90071                     5,769,760 <F2>(2)    6.2%

Bankers Trust New York Corporation           8,727,493 <F3>(3)    9.4%
 280 Park Avenue
 New York, NY  10017

Jerry R. Junkins                               446,608 <F4>(4)  <F6>*

William B. Mitchell                             67,397 <F4>(4)  <F6>*

William P. Weber                               172,976 <F4>(4)  <F6>*

Thomas J. Engibous                              27,730 <F4>(4)  <F6>*

William F. Hayes                                97,549 <F4>(4)  <F6>*

All executive officers and                   1,292,820 <F5>(5)    1.4%
directors as a group
- - - --------------------

<F6>*Less than 1%.
<F1>(1)   The Company understands that, as of December 31, 1994, (a) FMR
Corp. and its chairman, Edward C. Johnson 3d, had sole dispositive power with respect to all of the above shares and FMR Corp. had sole voting power with respect to 668,915 of the above shares, and (b) the above shares include 4,693,173 shares beneficially owned by Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp., as a result of acting as investment adviser to several investment companies.

<F2>(2)   The Company understands that, as of December 31, 1994, (a) The Capital
Group Companies, Inc. had sole dispositive power with respect to all of the above shares and had sole voting power with respect to 304,100 of the above shares, and (b) the above shares include 5,442,360 shares beneficially owned by Capital Research and Management Company, a wholly-owned subsidiary of The Capital Group Companies, Inc., as a result of acting as investment advisor to several investment companies.

<F3>(3)    Includes 7,046,807 shares held in profit sharing stock accounts of the Company's employees under the U.S. profit sharing trust served by Bankers Trust Company of the Southwest, a subsidiary of Bankers Trust New York Corporation, as trustee. Under the terms of the trust, the trustee votes the shares in each employee's account in accordance with the employee's wishes.

<F4>(4)     Includes shares subject to acquisition within 60 days by Messrs.
Junkins, Mitchell, Weber, Engibous and Hayes for 395,000, 49,750, 163,000, 25,125 and 88,574 shares, respectively, and shares credited to profit sharing stock accounts for Messrs. Junkins, Mitchell, Weber, Engibous and Hayes in the amounts of 4,953, 2,551, 2,750, 805 and 1,579 respectively.

<F5>(5)     Includes (a) 1,110,999 shares subject to acquisition within 60 days, and (b) 24,265 shares credited to profit sharing stock accounts.

Cost of Solicitation

The solicitation is made on behalf of the board of directors of the Company. The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, the Company will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals and will reimburse them for their expenses in so doing. Officials and regular employees of the Company, without additional compensation, may solicit proxies personally, by telephone or telegram, from some stockholders if proxies are not promptly received. In addition, the Company has retained Georgeson & Company, Inc. to assist in the solicitation of proxies at a cost of $15,000 plus out-of-pocket expenses.

Vote Required

The ten nominees for election as directors at the 1995 Annual Meeting of Stockholders who receive the greatest number of votes cast at that meeting by the holders of the Company's common stock entitled to vote at that meeting, a quorum being present, shall become directors at the conclusion of the tabulation of votes. An affirmative vote of the holders of a majority of the voting power of the Company's common stock, present in person or represented by proxy and entitled to vote at the meeting, a quorum being present, is necessary to approve any other matters as may properly come before the meeting. Under Delaware law and the Company's Restated Certificate of Incorporation and By-Laws, the aggregate number of votes entitled to be cast by all stockholders present in person or represented by proxy at the meeting, whether those stockholders vote FOR, AGAINST or abstain from voting, will be counted for purposes of determining the minimum number of affirmative votes required for approval of such matters, and the total number of votes cast FOR each of these matters will be counted for purposes of determining whether sufficient affirmative votes have been cast. An abstention from voting on a matter by a stockholder present in person or represented by proxy at the meeting has the same legal effect as a vote AGAINST the matter even though the stockholder or interested parties analyzing the results of the voting may interpret such a vote differently.

Other Matters

The firm of Ernst & Young LLP has been selected by the board of directors, pursuant to the recommendation of its Audit Committee, as independent auditors for the Company. Representatives of such firm are expected to be present, and to be available to respond to appropriate questions, at the annual meeting. They will have the opportunity to make a statement if they desire to do so; they have indicated that, as of this date, they do not desire to do so.

                              By Order of the Board of Directors,
                              RICHARD J. ANGICH
                              Richard J. Agnich
                              Senior Vice President,
                              Secretary and General Counsel

Dallas, Texas
March 1, 1995

                      ANNUAL MEETING OF STOCKHOLDERS

                              April  20, 1995


                                                              March  1, 1995

TO: Participants in TI's Profit Sharing Plans

The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement relate to shares of common stock of Texas Instruments Incorporated held by the Trustees for your profit sharing accounts.

As noted in the Proxy Statement, the TI board of directors has designated the following nominees for election to the board for the ensuing year: JAMES R. ADAMS, DAVID L. BOREN, JAMES B. BUSEY IV, GERALD W. FRONTERHOUSE, JERRY R. JUNKINS, WILLIAM S. LEE, WILLIAM B. MITCHELL, GLORIA M. SHATTO, WILLIAM P. WEBER and CLAYTON K. YEUTTER. Biographies of the nominees appear in the Proxy Statement. In addition, the stockholder proposal set forth in the Proxy Statement is expected to be presented at the annual meeting.

The Trustees are required to vote the whole shares in each of your accounts in accordance with your wishes. In the event that you do not inform the Trustees of your wishes regarding whole shares in your accounts (except U.S. tax credit stock account shares) by April 17, 1995 in the manner provided in this letter, the Trustees will vote such shares in their discretion. The
Trustees have determined that they will vote such shares for each of the nominees designated by the board and against the stockholder proposal. In accordance with legal requirements, the Trustee for tax credit stock accounts will vote the shares in each tax credit stock account (generally 2 to 15 whole shares per account) only as specifically instructed by participants by April 17, 1995.

IF YOU WISH THE WHOLE SHARES IN YOUR ACCOUNTS (EXCEPT FOR ANY TAX CREDIT STOCK ACCOUNT) VOTED FOR EACH OF THE NOMINEES DESIGNATED BY THE BOARD AND AGAINST THE STOCKHOLDER PROPOSAL, YOU NEED NOT TAKE ANY ACTION. UNLESS THE TRUSTEES ARE INFORMED OTHERWISE, THE SHARES WILL BE SO VOTED.

If you do not wish these whole shares to be so voted, or if you wish to give instructions to vote any tax credit stock account share or fractional share, you should so inform the Trustees by April 17, 1995. Any communication to that effect should (1) be accompanied by your address label from the back page of the Proxy Statement (or from the envelope if you received this by mail) and
(2) be addressed to Bankers Trust Company of the Southwest, Trustee of the TI Employees Universal Profit Sharing Trust, c/o Texas Instruments
Participant Service Center, P. O. Box 305064, Nashville, TN  37280-5064,
Attn: Hank Zoller or The Northern Trust Company, Trustee of the TI Employees International Universal Profit Sharing Trust, c/o TI Employees Profit Sharing Trusts, Mail Station 3952, P.O. Box 650311, Dallas, Texas 75265. You may use the TI interoffice mail if you wish.


                                   CHUCK NIELSON
                                   Chuck Nielson
                                   Vice President, Human Resources




                                   TEXAS INSTRUMENTS
    PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [/]

________________________________________________________________________________

                                                             For All
1.Election of Directors             For     Withheld    Except Nominee(s)
  Written Below
  Nominees: J.R. Adams, D.L. Boren,  [ ]     [ ]         [ ]__________________
  J.B. Busey IV, G.W. Fronterhouse,
  J.R. Junkins, W.S. Lee,
  W.B. Mitchell, G.M. Shatto,
  W.P. Weber and C.K. Yeutter.



2.Stockholder proposal regarding         For    Against   Abstain
  preferred stock.                       [ ]    [ ]       [ ]



                             If no contrary indication is made, this proxy will be voted FOR the election of each Board nominee and AGAINST the stockholder proposal.

                             Dated __________________________, 1995




                        _______________________________________
                        Signature



                        __________________________________________
                        Signature

                           NOTE:  Please sign exactly as name
                           appears hereon. For joint accounts
                           both owners should sign.  When signing
                           as executor, administrator, attorney,
                           trustee or guardian, etc., please give
                           your full title.


[Company Logo]                          TEXAS
                                     INSTRUMENTS
                    PROXY FOR ANNUAL MEETING TO BE HELD APRIL 20, 1995
              This Proxy is solicited on behalf of the Board of Directors.


The undersigned hereby appoints JERRY R. JUNKINS, DAVID M. RODERICK and GLORIA M. SHATTO, or any one or more of them, the true and lawful attorneys of the undersigned with power of substitution, to vote as proxies for the undersigned at the annual meeting of stockholders of TEXAS INSTRUMENTS INCORPORATED to be held in Dallas, Texas, on April 20, 1995, at 10:00 a.m. (Dallas time) and at any or all adjournments thereof, according to the number of shares of common stock which the undersigned would be entitled to vote if then personally present, in the election of directors and upon other matters properly coming before the meeting.




       IMPORTANT-This Proxy must be signed and dated on the reverse side.